Exhibit 99.1

News Release

CONTACTS:	Jeff Richardson (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-0983	April 22, 2008
Jim Eglseder (Investors)
(513) 534-8424
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP REPORTS FIRST QUARTER 2008

EARNINGS OF $0.55 PER DILUTED SHARE

•	Net interest income increased 11 percent versus first quarter 2007

•	Average loans up 9 percent and core deposits up 5 percent

•	Net interest margin expanded 12 basis points sequentially

•	Noninterest income increased 43 percent from first quarter 2007

•	Payments processing income growth of 15 percent

•	Deposit service revenue up 17 percent

•	Corporate banking income growth of 30 percent

•	Tangible common equity ratio expanded to 6.22 percent;

  total capital ratio up 116 bps to 11.32 percent

•	Allowance to loan ratio increased to 1.49 percent

Earnings Highlights

	For the Three Months Ended					% Change
	March 2008	December 2007	September 2007	June 2007	March 2007	Seq	Yr/Yr
Net income (in millions)	$292	$16	$325	$376	$359	NM	(19%)
Common Share Data
Earnings per share, basic	0.55	0.03	0.61	0.69	0.65	NM	(15%)
Earnings per share, diluted	0.55	0.03	0.61	0.69	0.65	NM	(15%)
Cash dividends per common share	0.44	0.44	0.42	0.42	0.42	—	5%
Financial Ratios
Return on average assets	1.06%	0.06%	1.26%	1.49%	1.47%	NM	(28%)
Return on average equity	12.5	0.7	13.8	15.7	14.6	NM	(14%)
Tangible equity	6.22	6.05	6.83	6.92	7.65	3%	(19%)
Net interest margin (a)	3.41	3.29	3.34	3.37	3.44	4%	(1%)
Efficiency (a)	42.1	72.6	59.2	54.1	55.8	(42%)	(25%)
Common shares outstanding (in thousands)	532,106	532,672	532,627	535,697	550,077	—	(3%)
Average common shares outstanding (in thousands):
Basic	528,498	529,120	530,123	540,264	551,501	—	(4%)
Diluted	530,372	530,939	532,471	543,228	554,175	—	(4%)

(a)	Presented on a fully taxable equivalent basis

NM:	not meaningful

Fifth Third Bancorp (Nasdaq: FITB) today reported first quarter 2008 earnings of $292 million, or $0.55 per diluted share, compared with $16 million, or $0.03 per diluted share in the fourth quarter of 2007 and $359 million, or $0.65 per diluted share, for the same period in 2007.

Reported results include a gain of $273 million pre-tax, or $0.33 per share after-tax, related to the redemption of a portion of our ownership interests in Visa, Inc., as well as the reversal of $152 million pre-tax in expenses, or $0.19 per share after-tax, representing a portion of the previously recorded litigation reserves, both related to Visa’s initial public offering. Reported results also include a non-cash estimated charge of $144 million pre-tax, or $0.21 per share after-tax, to further reduce the current cash surrender value of one of our Bank-Owned Life Insurance (“BOLI”) policies, and expenses related to acquisitions and severance expenses totaling $16 million pre-tax, or $0.02 per share after-tax.

As noted above, the BOLI charge is based on quarter-end estimated values and is subject to change. Our financial results, which we expect to file on Form 10-Q in early May, will be based on the most current March 31, 2008 performance information we have received concerning the performance of the underlying investments. Performance information received after the date of this release could result in changes that would affect the reported earnings, earnings per share, and other financial measures reported in the release.

“This quarter we produced excellent loan and deposit growth that drove impressive performance in net interest income and continued strong fee growth from our businesses,” said Kevin T. Kabat, President and CEO of Fifth Third Bancorp. “However, strong operating performance continues to be offset by higher credit costs, primarily reflecting further deterioration of residential real estate, homebuilder and residential development loans. Nonperforming asset growth and higher loan losses reflect a weaker economic environment and continue to be disproportionately experienced in Florida and Michigan. Based on these developments, we significantly increased our allowance for loan and lease losses during the quarter.

We remain very active in taking steps to address the issues we and the industry are facing, and to work with borrowers to address difficulties they are experiencing. We expect credit conditions to continue to deteriorate in the near term, and to experience higher nonperforming assets and credit losses during this period.

Although every credit cycle differs, we expect them to occur. We take seriously our responsibility to provide credit to our customers, to lend prudently, and to maintain the capital necessary to manage through these cycles. This is an unusually difficult cycle, but we believe Fifth Third is well-positioned relative to many of its peers. We expect to continue to post strong operating results, to execute on our strategic plans, and to capitalize on the opportunities that are created by an environment such as this.”

Income Statement Highlights

	For the Three Months Ended					% Change
	March 2008	December 2007	September 2007	June 2007	March 2007	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$826	$785	$760	$745	$742	5%	11%
Provision for loan and lease losses	544	284	139	121	84	91%	550%
Total noninterest income	872	509	681	669	608	71%	43%
Total noninterest expense	715	940	853	765	753	(24%)	(5%)

Income before income taxes (taxable equivalent)	439	70	449	528	513	527%	(15%)

Taxable equivalent adjustment	6	6	6	6	6	—	—
Applicable income taxes	141	48	118	146	148	194%	(5%)

Net income available to common shareholders (a)	292	16	325	375	359	NM	(19%)

Earnings per share, diluted	$0.55	$0.03	$0.61	$0.69	$0.65	NM	(15%)

(a) Dividends on preferred stock are $.185 million for all quarters presented NM: not meaningful Net Interest Income
	For the Three Months Ended					% Change
	March 2008	December 2007	September 2007	June 2007	March 2007	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,453	$1,556	$1,535	$1,495	$1,466	(7%)	(1%)
Total interest expense	627	771	775	750	724	(19%)	(13%)

Net interest income (taxable equivalent)	$826	$785	$760	$745	$742	5%	11%

Average Yield
Yield on interest-earning assets	5.99%	6.52%	6.73%	6.75%	6.79%	(8%)	(12%)
Yield on interest-bearing liabilities	2.99%	3.78%	4.04%	4.08%	4.07%	(21%)	(27%)

Net interest rate spread (taxable equivalent)	3.00%	2.74%	2.69%	2.67%	2.72%	9%	10%

Net interest margin (taxable equivalent)	3.41%	3.29%	3.34%	3.37%	3.44%	4%	(1%)
Average Balances ( $ in millions)
Loans and leases, including held for sale	$84,912	$82,172	$78,243	$77,048	$75,860	3%	12%
Total securities and other short-term investments	12,597	12,506	12,169	11,741	11,710	1%	8%
Total interest-bearing liabilities	84,353	80,977	76,070	73,735	72,148	4%	17%
Shareholders’ equity	9,379	9,446	9,324	9,599	9,970	(1%)	(6%)

Net interest income of $826 million on a taxable equivalent basis grew $41 million, or 5 percent, from the fourth quarter of 2007. Net interest income benefited from lower funding costs on core deposits and wholesale borrowings as well as strong growth in earning assets, which more than offset the effect of lower asset yields, the effect of loan securitizations, tightening spreads between LIBOR and Fed Funds rates and growth in non-earning assets. The net interest margin was 3.41 percent, up 12 bps from the fourth quarter of 2007, primarily driven by 26 bps widening of the net interest rate spread resulting from effective rate management as market rates have declined.

Compared with the first quarter of 2007, net interest income increased $84 million, or 11 percent, and net interest margin compressed 3 bps from 3.44 percent. The increase in net interest income reflected earning assets growth and 28 bps widening in the net interest rate spread. The growth in assets and lower free funding offset the benefits of wider spreads in the net interest margin.

Average Loans

	For the Three Months Ended					% Change
	March 2008	December 2007	September 2007	June 2007	March 2007	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial loans	$25,367	$23,650	$22,183	$21,584	$20,908	7%	21%
Commercial mortgage	12,016	11,497	11,041	11,008	10,566	5%	14%
Commercial construction	5,577	5,544	5,499	5,595	6,014	1%	(7%)
Commercial leases	3,723	3,692	3,698	3,673	3,658	1%	2%

Subtotal - commercial loans and leases	46,683	44,383	42,421	41,860	41,146	5%	13%

Consumer:
Residential mortgage loans	10,395	9,943	8,765	8,490	8,830	5%	18%
Home equity	11,846	11,843	11,752	11,881	12,062	—	(2%)
Automobile loans	9,278	9,445	10,853	10,552	10,230	(2%)	(9%)
Credit card	1,660	1,461	1,366	1,248	1,021	14%	63%
Other consumer loans and leases	1,083	1,099	1,138	1,174	1,127	(1%)	(4%)

Subtotal - consumer loans and leases	34,262	33,791	33,874	33,345	33,270	1%	3%

Total average loans and leases (excluding held for sale)	$80,945	$78,174	$76,295	$75,205	$74,416	4%	9%
Average loans held for sale	3,967	3,998	1,950	1,843	1,445	(1%)	175%

Average loan and lease balances grew 4 percent sequentially and 9 percent from the first quarter of last year. Average commercial loans and leases grew 5 percent sequentially and 13 percent compared with the first quarter of 2007. Growth was primarily driven by commercial and industrial (C&I) lending, up 7 percent sequentially and 21 percent versus a year ago, reflecting solid production across most of our footprint. Compared with last quarter, commercial mortgage balances increased $519 million. Consumer loans and leases were up 1 percent sequentially and increased 3 percent compared with the first quarter of 2007. Comparisons with both periods reflect growth in residential mortgages and credit card loans, offset by lower home equity originations and securitization activity.

First quarter loan sales and securitizations totaled approximately $3.3 billion, including $2.7 billion of auto loans and $615 million in residential mortgage-related loans.

Average Deposits

	For the Three Months Ended					% Change
	March 2008	December 2007	September 2007	June 2007	March 2007	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$13,208	$13,345	$13,143	$13,370	$13,185	(1%)	—
Interest checking	14,836	14,394	14,334	15,061	15,509	3%	(4%)
Savings	16,075	15,616	15,390	14,620	13,689	3%	17%
Money market	6,896	6,363	6,247	6,244	6,377	8%	8%
Foreign office (a)	2,443	2,249	1,808	1,637	1,343	9%	82%

Subtotal - Transaction deposits	53,458	51,967	50,922	50,932	50,103	3%	7%

Other time	10,884	11,011	10,290	10,780	11,037	(1%)	(1%)

Subtotal - Core deposits	64,342	62,978	61,212	61,712	61,140	2%	5%

Certificates - $100,000 and over	5,835	6,613	6,062	6,511	6,682	(12%)	(13%)
Other foreign office	3,861	2,464	1,981	732	364	57%	960%

Total deposits	$74,038	$72,055	$69,255	$68,955	$68,186	3%	9%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits were up 2 percent sequentially and 5 percent year-over-year, with transaction deposits (excluding consumer time deposits) growing 3 percent sequentially and 7 percent from a year ago. Core deposit growth versus the fourth quarter of 2007 was driven primarily by growth in interest checking, savings and money market balances which offset a seasonal decline in demand deposit account (DDA) and consumer certificate of deposits (CD) balances. On a year-over-year basis, strong growth in savings, foreign office deposits and money market balances more than offset lower interest checking balances.

Retail core deposits increased 2 percent sequentially and 4 percent year-over-year. Growth in savings, money market balances, and demand deposit accounts more than offset a sequential decline in CD balances and a year-over-year decline in interest checking and CDs. Commercial core deposits increased 2 percent sequentially and 7 percent year-over-year. Strong sequential growth in money market accounts, interest checking, and foreign office deposits more than offset declines in seasonally lower DDA and savings balances. On a year-over-year basis, strong growth in foreign office deposits, interest checking, money market accounts, and CDs more than offset lower DDA and savings balances.

Noninterest Income

	For the Three Months Ended					% Change
	March 2008	December 2007	September 2007	June 2007	March 2007	Seq	Yr/Yr
Noninterest Income ($ in millions)
Electronic payment processing revenue	$213	$223	$212	$205	$185	(5%)	15%
Service charges on deposits	147	160	151	142	126	(8%)	17%
Investment advisory revenue	93	94	95	97	96	(1%)	(3%)
Corporate banking revenue	107	106	91	88	83	1%	30%
Mortgage banking net revenue	97	26	26	41	40	272%	144%
Other noninterest income	185	(113)	93	96	78	NM	136%
Securities gains (losses), net	27	7	13	—	—	286%	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	3	6	—	—	—	(56%)	NM

Total noninterest income	$872	$509	$681	$669	$608	71%	43%

Noninterest income of $872 million grew $363 million sequentially and $264 million from a year ago. Growth was driven by the $273 million gain resulting from the Visa IPO, partially offset by an estimated $144 million pre-tax charge to further reduce the cash surrender value of one of our BOLI policies. This charge was due to further deterioration in the values of the underlying investments of the policy, reflecting widening credit and municipal spreads during the quarter. First quarter results also included net securities gains of $30 million. Fourth quarter 2007 noninterest income included a $177 million charge related to the same BOLI policy, a $22 million loss due to the termination of cash flow hedges, and $13 million in net securities gains. Sequential growth was otherwise driven by strong mortgage banking revenue that more than offset seasonally lower payments processing and deposit service charge revenue. Year-over-year comparisons reflected strong growth in mortgage banking, payments processing, deposit service charges and corporate banking revenue.

Electronic payment processing (EPP) revenue of $213 million decreased 5 percent sequentially from seasonally strong fourth quarter levels. EPP revenue increased 15 percent from a year ago driven by continued strong merchant processing results, up 23 percent, as well as 17 percent growth in card issuer interchange primarily due to higher debit card usage. Higher debit and credit card usage volumes drove solid financial institutions revenue growth of 6 percent versus the first quarter of 2007.

Service charges on deposits of $147 million declined 8 percent sequentially and increased 17 percent compared with the same quarter last year. Retail service charges declined 16 percent from the fourth quarter, reflecting lower levels of customer activity compared with seasonally strong fourth quarter levels. Retail service charges grew 17 percent compared with the first quarter a year ago on higher customer activity and growth in the number of accounts. Commercial service charges increased 3 percent sequentially and 17 percent compared with last year. This growth primarily reflects the effect of lower market interest rates, as reduced earnings credit rates paid to customers have resulted in higher use of services fees to pay for treasury management services.

Corporate banking revenue of $107 million increased $1 million sequentially and $24 million or 30 percent year-over-year. Included in revenue for the quarter were $8 million in losses related to $102 million of commercial mortgages that were moved from the held-for-sale portfolio to the held-for-investment portfolio during the quarter. Revenue growth for both periods was driven by broad-based strength, with particularly strong growth in foreign exchange and customer interest rate derivative sales resulting from more volatile markets and increased penetration of our middle-market customer base.

Investment advisory revenue of $93 million was down 1 percent sequentially and 3 percent from the first quarter of 2007. Institutional trust revenue decreased 4 percent sequentially and 1 percent year-over-year largely due to market value declines. Brokerage fee revenue was up 3 percent sequentially and down 4 percent from the first quarter of 2007, reflecting a shift in assets from stock and bond funds to money market funds.

Mortgage banking net revenue totaled $97 million in the first quarter of 2008, a $71 million increase from the previous quarter and a $57 million increase from the first quarter of 2007. First quarter originations of $4 billion increased 49 percent sequentially and 41 percent from the prior year, driven by customer activity related to lower interest rates during the quarter. Strong originations resulted in gains on the sale of mortgages of $93 million, compared with $18 million in the fourth quarter of 2007 and $26 million in the first quarter of 2007. Effective January 1, 2008, the Bancorp adopted FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”) for valuation and treatment of origination costs related to mortgages originated for sale. The revenue impact of this adoption in the first quarter of 2008 was an increase of approximately $25 million. Upon adoption of FAS 159, origination costs of approximately $20 million this quarter are now being recognized immediately in expense that previous to this adoption were deferred and offset against flow revenue. Additionally, we recognized gains of approximately $5 million in the first quarter related to embedded gains which previous to this adoption would not have been realized until sale. Revenue for the first quarter included $11 million related to gains on the sale of portfolio loans compared with $1 million and $5 million in the fourth and first quarters of 2007. Net servicing revenue, before mortgage servicing rights (MSR) valuation adjustments, totaled $8 million in the first quarter, compared with $14 million last quarter and $13 million a year ago. MSR valuation adjustments, including mark-to-market related adjustments on free-standing derivatives, netted to a $3 million loss in the first quarter of 2008, compared with a $6 million loss last quarter. The mortgage servicing asset, net of valuation reserve, was $592 million at quarter end on a servicing portfolio of $36.5 billion.

Net securities gains of $3 million offsetting MSR valuation adjustments were recorded in the first quarter on non-qualifying hedges on mortgage servicing rights compared with $6 million last quarter.

Net gains on investment securities were $27 million in the first quarter of 2008 compared with net gains of $7 million last quarter.

Other noninterest income totaled $185 million in the first quarter compared with a loss of $113 million last quarter and income of $78 million in the same quarter last year. Results in the first quarter of 2008 included a $273 million gain resulting from the Visa IPO and an estimated charge of $144 million related to the decrease in the cash surrender value of one of our BOLI policies. Results also included $26 million in losses associated with the sale of auto loans during the quarter and $15 million in gains on sale from auto securitization transactions. Last quarter’s results included the decrease in value of the BOLI policy of $177 million as well as a $22 million loss on the termination of hedges associated with auto loans held for sale during the fourth quarter of 2007. Also included the fourth quarter of 2007 results was a $7 million gain on the sale of $53 million of certain non-strategic credit card accounts.

Noninterest Expense

	For the Three Months Ended					% Change
	March 2008	December 2007	September 2007	June 2007	March 2007	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$347	$328	$310	$309	$292	6%	19%
Employee benefits	85	56	67	68	87	51%	(3%)
Payment processing expense	66	68	65	59	52	(3%)	27%
Net occupancy expense	72	70	66	68	65	3%	10%
Technology and communications	47	47	41	41	40	—	19%
Equipment expense	31	32	30	31	29	(6%)	5%
Other noninterest expense	67	339	274	189	188	(80%)	(64%)

Total noninterest expense	$715	$940	$853	$765	$753	(24%)	(5%)

Noninterest expense of $715 million decreased by $225 million from the fourth quarter of 2007 and $38 million from a year ago. First quarter results included the reversal of $152 million in Visa litigation reserves, $9 million in severance-related costs and $7 million in acquisition-related expenses. Fourth quarter results included $94 million in litigation expenses related to the Visa/American Express settlement and $8 million in acquisition-related expenses. Employee compensation expenses increased sequentially by $48 million. This increase was the result of seasonally higher FICA and unemployment expenses, up $18 million; $9 million in severance expense; and approximately $20 million in mortgage origination costs related to the adoption of FAS 159. Payment processing expense declined 3 percent sequentially from seasonally strong fourth quarter levels. Expense growth from a year ago was primarily related to the FAS 159 mortgage origination costs, volume-related processing expense, incentive compensation, branch expansion related expenses including RG Crown, and technology investments.

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Total net losses charged off ($ in millions)
Commercial loans	($36)	($48)	($23)	($24)	($15)
Commercial mortgage loans	(33)	(15)	(8)	(16)	(7)
Commercial construction loans	(72)	(12)	(5)	(7)	(6)
Commercial leases	—	—	—	—	(1)
Residential mortgage loans	(34)	(18)	(9)	(9)	(7)
Home equity	(41)	(32)	(27)	(20)	(17)
Automobile loans	(35)	(30)	(25)	(15)	(16)
Credit card	(20)	(15)	(13)	(10)	(8)
Other consumer loans and leases	(5)	(4)	(5)	(1)	6

Total net losses charged off	(276)	(174)	(115)	(102)	(71)
Total losses	(293)	(193)	(127)	(124)	(99)
Total recoveries	17	19	12	22	28

Total net losses charged off	($276)	($174)	($115)	($102)	($71)
Ratios
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.37%	0.89%	0.60%	0.55%	0.39%
Commercial	1.21%	0.66%	0.33%	0.44%	0.27%
Consumer	1.58%	1.18%	0.93%	0.68%	0.53%

Credit Quality

Net charge-offs as a percentage of average loans and leases were 137 bps in the first quarter, compared with 89 bps in the fourth quarter of 2007 and 39 bps in the first quarter of 2007. Loss experience continues to be concentrated in Michigan and Florida and primarily related to consumer residential real estate loans as well as loans to residential real estate builders and developers. Michigan and Florida represented approximately 57 percent of total first quarter net charge-offs. Residential real estate losses were 27 percent of total net charge-offs, and losses on loans to residential real estate builders and developers were 15 percent of total net charge-offs.

Consumer net charge-offs of $135 million, or 158 bps, grew $36 million from the fourth quarter of 2007, driven primarily by losses in the residential real estate portfolio. Net charge-offs in Michigan and Florida represented 38 percent of consumer losses in the first quarter, up from 34 percent in the fourth quarter of 2007. Home equity net charge-offs of $41 million increased $9 million compared with last quarter, primarily due to increased losses on brokered home equity loans reflecting borrower stress and lower home price valuations. Originations of these loans has been discontinued. Net losses on brokered home equity loans were $23 million, or 55 percent, of first quarter home equity losses. Brokered home equity loans represented $2.6 billion, or 22 percent, of total home equity portfolio of $11.8 billion. Michigan and Florida represented 40 percent of first quarter home equity losses, up from 37 percent in the fourth quarter of 2007. Net charge-offs within the residential mortgage portfolio were $34 million, an increase of $16 million, primarily as a result of declining property values on loans at foreclosure, with losses in Michigan and Florida representing 64 percent of losses in the first quarter, up from 58 percent in the previous quarter. Net charge-offs in the auto portfolio increased $5 million from the fourth quarter to $35 million. The auto loan charge-off ratio increased due primarily to the movement during the last several quarters of more recent vintage auto loans from the portfolio to held for sale, which has resulted in a portfolio consisting of more mature loans nearer to their peak loss cycle. Prior quarter auto loan net charge offs also include a $1 million recovery due to a sale of charged off loans.

Commercial net charge-offs of $141 million, or 121 bps, increased $66 million compared with the fourth quarter of 2007. Losses related to residential real estate builders and developers represented $42 million, or 30 percent, of commercial charge-offs. Commercial construction net charge-offs increased to $72 million from $12 million the previous quarter, driven by homebuilder and residential development losses. Michigan and Florida accounted for 89 percent of these losses. Commercial mortgage net charge-offs increased to $33 million, up $18 million from the fourth quarter of 2007. Michigan and Florida accounted for 82 percent of these losses. Net charge-offs in the C&I portfolio were $36 million, down $12 million from the fourth quarter of 2007.

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$937	$827	$803	$784	$771
Total net losses charged off	(276)	(174)	(115)	(102)	(71)
Provision for loan and lease losses	544	284	139	121	84

Allowance for loan and lease losses, ending	1,205	937	827	803	784
Reserve for unfunded commitments, beginning	95	79	77	79	76
Provision for unfunded commitments	8	13	2	(2)	3
Acquisitions	—	3	—	—	—

Reserve for unfunded commitments, ending	103	95	79	77	79
Components of allowance for credit losses:
Allowance for loan and lease losses	1,205	937	827	803	784
Reserve for unfunded commitments	103	95	79	77	79

Total allowance for credit losses	$1,308	$1,032	$906	$880	$863
Ratio
Allowance for loan and lease losses as a percent of loans and leases	1.49%	1.17%	1.08%	1.06%	1.05%

Provision for loan and lease losses totaled $544 million in the first quarter of 2008, exceeding net charge-offs by $268 million. The increase in the provision for loan and lease losses and allowance for loan and lease losses was driven by higher probable losses resulting from deterioration in residential real estate collateral values and negative trends in nonperforming and other criticized assets.

The allowance for loan and lease losses represented 1.49 percent of total loans and leases outstanding as of quarter end, compared with 1.17 percent last quarter and 1.05 percent in the same quarter last year.

	As of
	March 2008	December 2007	September 2007	June 2007	March 2007
Nonperforming Assets and Delinquency ($ in millions)
Commercial loans	$300	$175	$175	$136	$138
Commercial mortgage	312	243	146	113	107
Commercial construction	408	249	105	65	57
Commercial leases	11	5	5	4	5
Residential mortgage (a)	211	121	74	40	38
Home equity (b)	128	91	61	45	41
Automobile	5	3	3	3	4
Credit card (c)	13	5	—	—	—
Other consumer loans and leases	—	1	—	—	—

Total nonaccrual loans and leases	$1,388	893	569	406	390
Repossessed personal property	22	21	19	17	9
Other real estate owned (d)	182	150	118	105	95

Total nonperforming assets	$1,592	$1,064	$706	$528	$494

Total loans and leases 90 days past due	$539	$491	$360	$302	$243
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.96%	1.32%	0.92%	0.70%	0.66%

a)	Nonaccrual loans include debt restructuring balances of $73 million as of 03/31/08, $29 million as of 12/31/07, $6 million as of September 30, 2007 and $2 million as of June 30, 2007.

b)	Nonaccrual loans include debt restructuring balances of $86 million as of 03/31/08, $46 million as of 12/31/07, and $16 million as of 09/30/07

c)	All nonaccrual credit card balances are the result of debt restructurings.

d)	Excludes government insured advances.

Nonperforming assets (NPAs) at quarter end were $1.6 billion, or 1.96 percent of total loans and leases and other real estate owned (“OREO”), up from 1.32 percent last quarter and 0.66 percent in the first quarter a year ago. Sequential growth in NPAs was $528 million, or 50 percent, driven by increases related to residential real estate builders and developers as well as residential real estate OREO.

Commercial NPAs of $1.1 billion, or 2.20 percent, grew $363 million or 52 percent in the first quarter of 2008. Commercial NPA growth was primarily driven by continued deterioration in the commercial construction and commercial mortgage portfolios, particularly in Michigan and Florida. NPAs in the C&I portfolio of $305 million increased $126 million from the previous quarter. Commercial construction NPAs were $418 million, an increase of $162 million from the fourth quarter of 2007. Commercial mortgage NPAs were $325 million, a sequential increase of $70 million. Commercial real estate loans in Michigan and Florida represented 46 percent of our total commercial real estate portfolio. Increases in NPAs in these states represented 69 percent of commercial real estate NPA growth and these regions accounted for 66 percent of total commercial real estate NPAs. Residential real estate builders and developers represented approximately $309 million in commercial NPAs, an increase of $133 million from the fourth quarter of 2007.

Consumer NPAs of $534 million, or 1.62 percent, rose $165 million, or 45 percent in the first quarter of 2008. Of the growth, $156 million was experienced in residential real estate portfolios. Residential mortgage NPAs increased $117 million to $333 million, of which $122 million was in OREO. Of residential mortgage NPAs, $12 million were in residential construction loans (of which $5 million was OREO). Home equity NPAs increased $38 million to $162 million, of which $34 million was OREO. Residential real estate loans in Michigan and Florida represented 71 percent of the growth in residential real estate NPAs, 58 percent of total residential real estate NPAs, and 26 percent of total residential real estate loans. Included within consumer NPAs, primarily in residential real estate loans, were $172 million in troubled debt restructurings, including

$92 million restructured in the first quarter of 2008. These debt restructurings assist qualifying borrowers in creating workable payment plans to enable them to remain in their homes.

Loans still accruing over 90 days past due were $539 million, up $48 million from the fourth quarter of 2007. Consumer 90 days past due balances increased 5 percent from the previous quarter and commercial 90 days past due balances increased 18 percent. Growth in commercial and consumer 90 days past dues was generally concentrated in commercial real estate and residential mortgages in the regions noted earlier.

Capital Position/Other

	For the Three Months Ended
	March 2008 (a)	December 2007	September 2007	June 2007	March 2007
Capital Position
Average shareholders’ equity to average assets	8.43%	8.77%	9.13%	9.53%	10.05%
Tangible equity	6.22%	6.05%	6.83%	6.92%	7.65%
Regulatory capital ratios:
Tier I capital	7.71%	7.72%	8.46%	8.13%	8.71%
Total risk-based capital	11.32%	10.16%	10.87%	10.54%	11.19%
Tier I leverage	8.29%	8.50%	9.23%	8.76%	9.36%

(a)	Current period regulatory capital data and ratios are estimated

The tangible common equity ratio increased 17 bps to 6.22 percent due to higher retained earnings and the effect of loan securitizations. The Tier 1 capital ratio decreased 1 bps to 7.71 percent. The total capital ratio increased 116 bps due to the aforementioned factors and the issuance of $1.0 billion on Tier 2 qualifying subordinated debt during the first quarter.

There were no open market share repurchases during the quarter and, as of March 31, 2008, there were 19.2 million shares remaining under our current share repurchase authorization.

On August 16, 2007, Fifth Third Bancorp and First Charter Corporation signed a definitive agreement for Fifth Third to acquire First Charter, which operates 57 branches in North Carolina and two in Atlanta. Fifth Third has received all regulatory approvals and currently expects to close this transaction in the latter part of the second quarter of 2008 after completion of the election process. This transaction, when consummated, is expected to reduce capital ratios by approximately 35 bps. On March 26, 2008, Fifth Third and First Horizon Corporation announced an agreement was reached on terms for the completion of Fifth Third’s acquisition of nine branches and their deposits in the Atlanta metro area from First Horizon, originally announced September 25, 2007. Fifth Third has received all necessary regulatory approvals and the transaction is expected to close in the second quarter of 2008.

Outlook

The following outlook represents currently expected full year 2008 growth rates compared with full year 2007 results. The outlook does not include the effect of our pending acquisitions of First Charter Bank or the First Horizon branches. Our outlook is based on current expectations as of the date of this release for results within our businesses; prevailing views related to economic growth, inflation, unemployment and other economic factors, and market forward interest rate expectations. These expectations are inherently subject to risks and uncertainties. There are a number of factors that could cause results to differ materially from historical performance and these expectations. We undertake no obligation to update these expectations after the date of this release. Please refer to the cautionary statement at the end of this release for more information.

Category	Growth, percentage, or bps range [change from 2007]
Net interest income	Mid-to-high single digits

Net interest margin	3.30-3.40%

Noninterest income*	Low teens

Noninterest expense**	High single digits

Loans	Mid-to-high single digits

Core deposits	Mid single digits

Net charge-offs	100-115 bps range

Effective tax rate [non-tax equivalent]	Approximately 32-33%

Tangible equity/tangible asset ratio	2008 target 6-6.5%; LT target 6.5%

Tier 1 capital ratio	2008 target 7.5-8%

Total capital ratio	2008 target 11-11.5%

*	comparison with 2007 excludes $273 million in first quarter 2008 gains related to Visa’s IPO and non-cash charges to lower the cash surrender value of one of our BOLI policies of an estimated $144 million in the first quarter of 2008 and $177 million in the fourth quarter of 2007

**	comparison with 2007 excludes $152 million in reversals of litigation reserves in first quarter 2008 related to Visa’s IPO, $7 million in merger-related charges in first quarter 2008, $9 million in severance expenses in the first quarter of 2008, and, in 2007, $172 million for charges in potential future Visa litigation settlements and $8 million of acquisition-related expenses

Conference Call

Fifth Third will host a conference call to discuss these financial results at 8:30 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Tuesday, May 6th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 39132909#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2008, the Company has $111 billion in assets, operates 18 affiliates with 1,232 full-service Banking Centers, including 107 Bank Mart® locations open seven days a week inside select grocery stores and 2,221 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri and Georgia. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2008, has $212 billion in assets under care, of which it managed $31 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) potentially dilutive effect of future acquisitions on current shareholders' ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) ability to secure confidential information through the use of computer systems and telecommunications networks; and (20) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC's Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

# # #

Quarterly Financial Review for March 31, 2008

Table of Contents

Financial Highlights	15-16
Consolidated Statements of Income	17
Consolidated Statements of Income (Taxable Equivalent)	18
Consolidated Balance Sheets	19-20
Consolidated Statements of Changes in Shareholders’ Equity	21
Average Balance Sheet and Yield Analysis	22-23
Summary of Loans and Leases	24
Regulatory Capital	25
Summary of Credit Loss Experience	26
Asset Quality	27
Segment Presentation	28

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change
	March 2008	December 2007	March 2007	Seq	Yr/Yr
Income Statement Data
Net interest income (a)	$826	$785	$742	5%	11%
Noninterest income	872	509	608	71%	43%
Total revenue (a)	1,698	1,294	1,350	31%	26%
Provision for loan and lease losses	544	284	84	91%	550%
Noninterest expense	715	940	753	(24%)	(5%)
Net income	292	16	359	1,690%	(19%)
Common Share Data
Earnings per share, basic	$0.55	$0.03	$0.65	1,733%	(15%)
Earnings per share, diluted	0.55	0.03	0.65	1,733%	(15%)
Cash dividends per common share	$0.44	$0.44	$0.42	—	5%
Book value per share	17.59	17.20	17.82	2%	(1%)
Dividend payout ratio	80.1%	1,435.0%	64.5%	(94%)	24%
Market price per share:
High	$28.58	$35.34	$41.41	(19%)	(31%)
Low	20.25	24.82	37.93	(18%)	(47%)
End of period	20.92	25.13	38.69	(17%)	(46%)
Common shares outstanding (in thousands)	532,106	532,672	550,077	—	(3%)
Average common shares outstanding (in thousands):
Basic	528,498	529,120	551,501	—	(4%)
Diluted	530,372	530,939	554,175	—	(4%)
Market capitalization	$11,132	$13,386	$21,282	(17%)	(48%)
Price/earnings ratio (b)	11.13	12.69	18.08	(12%)	(38%)
Financial Ratios
Return on average assets	1.06%	0.06%	1.47%	1,667%	(28%)
Return on average equity	12.5%	0.7%	14.6%	1,686%	(14%)
Noninterest income as a percent of total revenue	51%	39%	45%	31%	13%
Average equity as a percent of average assets	8.43%	8.77%	10.05%	(4%)	(16%)
Tangible equity	6.22%	6.05%	7.65%	3%	(19%)
Net interest margin (a)	3.41%	3.29%	3.44%	4%	(1%)
Efficiency (a)	42.1%	72.6%	55.8%	(42%)	(25%)
Effective tax rate	32.5%	74.5%	29.3%	(56%)	11%
Credit Quality
Net losses charged off	$276	$174	$71	59%	289%
Net losses charged off as a percent of average loans and leases	1.37%	0.89%	0.39%	54%	251%
Allowance for loan and lease losses as a percent of loans and leases	1.49%	1.17%	1.05%	27%	42%
Allowance for credit losses as a percent of loans and leases	1.62%	1.29%	1.15%	26%	41%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	1.96%	1.32%	0.66%	48%	197%
Average Balances
Loans and leases, including held for sale	$84,912	$82,172	$75,860	3%	12%
Total securities and other short-term investments	12,597	12,506	11,710	1%	8%
Total assets	111,291	107,727	99,192	3%	12%
Transaction deposits (d)	53,458	51,967	50,103	3%	7%
Core deposits (e)	64,342	62,978	61,140	2%	5%
Wholesale funding (f)	33,219	31,344	24,193	6%	37%
Shareholders’ equity	9,379	9,446	9,970	(1%)	(6%)
Regulatory Capital Ratios (c)
Tier I capital	7.71%	7.72%	8.71%	—	(11%)
Total risk-based capital	11.32%	10.16%	11.19%	11%	1%
Tier I leverage	8.29%	8.50%	9.36%	(2%)	(11%)
Operations
Banking centers	1,232	1,227	1,161	—	6%
ATMs	2,221	2,211	2,104	—	6%
Full-time equivalent employees	21,726	21,683	21,442	—	1%

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Current period regulatory capital ratios are estimates

(d)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(e)	Includes transaction deposits plus other time deposits

(f)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Income Statement Data
Net interest income (a)	$826	$785	$760	$745	$742
Noninterest income	872	509	681	669	608
Total revenue (a)	1,698	1,294	1,441	1,414	1,350
Provision for loan and lease losses	544	284	139	121	84
Noninterest expense	715	940	853	765	753
Net income	292	16	325	376	359
Common Share Data
Earnings per share, basic	$0.55	$0.03	$0.61	$0.69	$0.65
Earnings per share, diluted	0.55	0.03	0.61	0.69	0.65
Cash dividends per common share	$0.44	$0.44	$0.42	$0.42	$0.42
Book value per share	17.59	17.20	17.45	17.16	17.82
Dividend payout ratio	80.1%	1,435.0%	68.7%	59.7%	64.5%
Market price per share:
High	$28.58	$35.34	$41.17	$43.32	$41.41
Low	20.25	24.82	33.60	37.88	37.93
End of period	20.92	25.13	33.88	39.77	38.69
Common shares outstanding (in thousands)	532,106	532,672	532,627	535,697	550,077
Average common shares outstanding (in thousands):
Basic	528,498	529,120	530,123	540,264	551,501
Diluted	530,372	530,939	532,471	543,228	554,175
Market capitalization	$11,132	$13,386	$18,045	$21,305	$21,282
Price/earnings ratio (b)	11.13	12.69	16.37	18.58	18.08
Financial Ratios
Return on average assets	1.06%	0.06%	1.26%	1.49%	1.47%
Return on average equity	12.5%	0.7%	13.8%	15.7%	14.6%
Noninterest income as a percent of total revenue	51%	39%	47%	47%	45%
Average equity as a percent of average assets	8.43%	8.77%	9.13%	9.53%	10.05%
Tangible equity	6.22%	6.05%	6.83%	6.92%	7.65%
Net interest margin (a)	3.41%	3.29%	3.34%	3.37%	3.44%
Efficiency (a)	42.1%	72.6%	59.2%	54.1%	55.8%
Effective tax rate	32.5%	74.5%	26.7%	28.1%	29.3%
Credit Quality
Net losses charged off	$276	$174	$115	$102	$71
Net losses charged off as a percent of average loans and leases	1.37%	0.89%	0.60%	0.55%	0.39%
Allowance for loan and lease losses as a percent of loans and leases	1.49%	1.17%	1.08%	1.06%	1.05%
Allowance for credit losses as a percent of loans and leases	1.62%	1.29%	1.19%	1.16%	1.15%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	1.96%	1.32%	0.92%	0.70%	0.66%
Average Balances
Loans and leases, including held for sale	$84,912	$82,172	$78,243	$77,048	$75,860
Total securities and other short-term investments	12,597	12,506	12,169	11,741	11,710
Total assets	111,291	107,727	102,131	100,767	99,192
Transaction deposits (d)	53,458	51,967	50,922	50,932	50,103
Core deposits (e)	64,342	62,978	61,212	61,712	61,140
Wholesale funding (f)	33,219	31,344	28,001	25,393	24,193
Shareholders’ equity	9,379	9,446	9,324	9,599	9,970
Regulatory Capital Ratios (c)
Tier I capital	7.71%	7.72%	8.46%	8.13%	8.71%
Total risk-based capital	11.32%	10.16%	10.87%	10.54%	11.19%
Tier I leverage	8.29%	8.50%	9.23%	8.76%	9.36%
Operations
Banking centers	1,232	1,227	1,181	1,167	1,161
ATMs	2,221	2,211	2,153	2,132	2,104
Full-time equivalent employees	21,726	21,683	20,775	21,033	21,442

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Current period regulatory capital ratios are estimates

(d)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(e)	Includes transaction deposits plus other time deposits

(f)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change
	March 2008	December 2007	March 2007	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,290	$1,386	$1,314	(7%)	(2%)
Interest on securities	152	157	143	(3%)	7%
Interest on other short-term investments	5	7	3	(34%)	54%

Total interest income	1,447	1,550	1,460	(7%)	(1%)
Interest Expense
Interest on deposits	399	493	498	(19%)	(20%)
Interest on short-term borrowings	80	100	59	(20%)	36%
Interest on long-term debt	148	178	167	(17%)	(12%)

Total interest expense	627	771	724	(19%)	(13%)

Net Interest Income	820	779	736	5%	11%
Provision for loan and lease losses	544	284	84	91%	550%

Net interest income after provision for loan and lease losses	276	495	652	(44%)	(58%)
Noninterest Income
Electronic payment processing revenue	213	223	185	(5%)	15%
Service charges on deposits	147	160	126	(8%)	17%
Investment advisory revenue	93	94	96	(1%)	(3%)
Corporate banking revenue	107	106	83	1%	30%
Mortgage banking net revenue	97	26	40	272%	144%
Other noninterest income	185	(113)	78	NM	136%
Securities gains (losses), net	27	7	—	286%	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	3	6	—	(56%)	NM

Total noninterest income	872	509	608	71%	43%
Noninterest Expense
Salaries, wages and incentives	347	328	292	6%	19%
Employee benefits	85	56	87	51%	(3%)
Payment processing expense	66	68	52	(3%)	27%
Net occupancy expense	72	70	65	3%	10%
Technology and communications	47	47	40	—	19%
Equipment expense	31	32	29	(6%)	5%
Other noninterest expense	67	339	188	(80%)	(64%)

Total noninterest expense	715	940	753	(24%)	(5%)
Income before income taxes	433	64	507	576%	(15%)
Applicable income taxes	141	48	148	194%	(5%)

Net income	$292	$16	$359	1,690%	(19%)

Net income available to common shareholders (a)	$292	$16	$359	1,710%	(19%)

(a)	Dividends on preferred stock are $.185 million for all quarters presented

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Interest Income
Interest and fees on loans and leases	$1,290	$1,386	$1,376	$1,343	$1,314
Interest on securities	152	157	147	143	143
Interest on other short-term investments	5	7	6	3	3

Total interest income	1,447	1,550	1,529	1,489	1,460
Taxable equivalent adjustment	6	6	6	6	6

Total interest income (taxable equivalent)	1,453	1,556	1,535	1,495	1,466
Interest Expense
Interest on deposits	399	493	511	505	498
Interest on short-term borrowings	80	100	93	72	59
Interest on long-term debt	148	178	171	173	167

Total interest expense	627	771	775	750	724

Net interest income (taxable equivalent)	826	785	760	745	742
Provision for loan and lease losses	544	284	139	121	84

Net interest income (taxable equivalent) after provision for loan and lease losses	282	501	621	624	658
Noninterest Income
Electronic payment processing revenue	213	223	212	205	185
Service charges on deposits	147	160	151	142	126
Investment advisory revenue	93	94	95	97	96
Corporate banking revenue	107	106	91	88	83
Mortgage banking net revenue	97	26	26	41	40
Other noninterest income	185	(113)	93	96	78
Securities gains (losses), net	27	7	13	—	—
Securities gains, net - non-qualifying hedges on mortgage servicing rights	3	6	—	—	—

Total noninterest income	872	509	681	669	608
Noninterest Expense
Salaries, wages and incentives	347	328	310	309	292
Employee benefits	85	56	67	68	87
Payment processing expense	66	68	65	59	52
Net occupancy expense	72	70	66	68	65
Technology and communications	47	47	41	41	40
Equipment expense	31	32	30	31	29
Other noninterest expense	67	339	274	189	188

Total noninterest expense	715	940	853	765	753

Income before income taxes (taxable equivalent)	439	70	449	528	513
Taxable equivalent adjustment	6	6	6	6	6

Income before income taxes	433	64	443	522	507
Applicable income taxes	141	48	118	146	148

Net income	$292	$16	$325	$376	$359

Net income available to common shareholders (a)	$292	$16	$325	$375	$359

(a)	Dividends on preferred stock are $.185 million for all quarters presented

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	March 2008	December 2007	March 2007	Seq	Yr/Yr
Assets
Cash and due from banks	$3,092	$2,660	$2,211	16%	40%
Available-for-sale and other securities (a)	12,421	10,677	10,592	16%	17%
Held-to-maturity securities (b)	353	355	347	(1%)	2%
Trading securities	184	171	160	8%	15%
Other short-term investments	517	620	256	(17%)	102%
Loans held for sale	2,573	4,329	1,382	(41%)	86%
Portfolio loans and leases:
Commercial loans	26,590	24,813	21,479	7%	24%
Commercial mortgage loans	12,155	11,862	10,906	2%	11%
Commercial construction loans	5,592	5,561	5,688	1%	(2%)
Commercial leases	3,727	3,737	3,687	—	1%
Residential mortgage loans	9,873	10,540	8,484	(6%)	16%
Home equity	11,803	11,874	11,926	(1%)	(1%)
Automobile loans	8,394	9,201	10,400	(9%)	(19%)
Credit card	1,686	1,591	1,111	6%	52%
Other consumer loans and leases	1,066	1,074	1,140	(1%)	(6%)

Portfolio loans and leases	80,886	80,253	74,821	1%	8%
Allowance for loan and lease losses	(1,205)	(937)	(784)	29%	54%

Portfolio loans and leases, net	79,681	79,316	74,037	—	8%
Bank premises and equipment	2,265	2,223	2,001	2%	13%
Operating lease equipment	317	353	212	(10%)	50%
Goodwill	2,460	2,470	2,192	—	12%
Intangible assets	143	147	158	(3%)	(9%)
Servicing rights	596	618	572	(4%)	4%
Other assets	6,802	7,023	5,704	(3%)	19%

Total assets	$111,404	$110,962	$99,824	—	12%

Liabilities
Deposits:
Demand	$14,949	$14,404	$13,510	4%	11%
Interest checking	14,842	15,254	15,755	(3%)	(6%)
Savings	16,572	15,635	14,256	6%	16%
Money market	7,077	6,521	6,336	9%	12%
Foreign office	2,354	2,572	1,495	(8%)	57%
Other time	9,883	11,440	10,869	(14%)	(9%)
Certificates - $100,000 and over	4,993	6,738	6,776	(26%)	(26%)
Other foreign office	731	2,881	191	(75%)	282%

Total deposits	71,401	75,445	69,188	(5%)	3%
Federal funds purchased	5,612	4,427	1,622	27%	246%
Other short-term borrowings	6,387	4,747	2,383	35%	168%
Accrued taxes, interest and expenses	2,379	2,427	2,324	(2%)	2%
Other liabilities	2,226	1,898	1,883	17%	18%
Long-term debt	14,041	12,857	12,620	9%	11%

Total liabilities	102,046	101,801	90,020	—	13%
Total shareholders’ equity (c)	9,358	9,161	9,804	2%	(5%)

Total liabilities and shareholders’ equity	$111,404	$110,962	$99,824	—	12%

(a) Amortized cost	$12,417	$10,821	$10,754	15%	15%
(b) Market values	353	355	347	(1%)	2%
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	1,300,000	1,300,000	1,300,000	—	—
Outstanding, excluding treasury	532,106	532,672	550,077	—	(3%)
Treasury	51,321	51,516	33,350	—	54%

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	March 2008	December 2007	September 2007	June 2007	March 2007
Assets
Cash and due from banks	$3,092	$2,660	$2,494	$2,294	$2,211
Available-for-sale and other securities (a)	12,421	10,677	10,777	11,015	10,592
Held-to-maturity securities (b)	353	355	346	346	347
Trading securities	184	171	155	148	160
Other short-term investments	517	620	765	437	256
Loans held for sale	2,573	4,329	2,761	1,708	1,382
Portfolio loans and leases:
Commercial loans	26,590	24,813	22,649	22,152	21,479
Commercial mortgage loans	12,155	11,862	11,090	11,044	10,906
Commercial construction loans	5,592	5,561	5,463	5,469	5,688
Commercial leases	3,727	3,737	3,710	3,697	3,687
Residential mortgage loans	9,873	10,540	9,057	8,477	8,484
Home equity	11,803	11,874	11,737	11,780	11,926
Automobile loans	8,394	9,201	10,006	10,714	10,400
Credit card	1,686	1,591	1,460	1,263	1,111
Other consumer loans and leases	1,066	1,074	1,082	1,113	1,140

Portfolio loans and leases	80,886	80,253	76,254	75,709	74,821
Allowance for loan and lease losses	(1,205)	(937)	(827)	(803)	(784)

Portfolio loans and leases, net	79,681	79,316	75,427	74,906	74,037
Bank premises and equipment	2,265	2,223	2,127	2,063	2,001
Operating lease equipment	317	353	283	209	212
Goodwill	2,460	2,470	2,192	2,192	2,192
Intangible assets	143	147	138	147	158
Servicing rights	596	618	626	607	572
Other assets	6,802	7,023	6,174	5,318	5,704

Total assets	$111,404	$110,962	$104,265	$101,390	$99,824

Liabilities
Deposits:
Demand	$14,949	$14,404	$13,174	$13,524	$13,510
Interest checking	14,842	15,254	14,294	14,672	15,755
Savings	16,572	15,635	15,599	15,036	14,256
Money market	7,077	6,521	6,163	6,334	6,336
Foreign office	2,354	2,572	2,014	1,744	1,495
Other time	9,883	11,440	10,267	10,428	10,869
Certificates - $100,000 and over	4,993	6,738	5,973	6,204	6,776
Other foreign office	731	2,881	1,898	1,251	191

Total deposits	71,401	75,445	69,382	69,193	69,188
Federal funds purchased	5,612	4,427	5,130	3,824	1,622
Other short-term borrowings	6,387	4,747	3,796	3,331	2,383
Accrued taxes, interest and expenses	2,379	2,427	2,295	2,114	2,324
Other liabilities	2,226	1,898	1,871	1,780	1,883
Long-term debt	14,041	12,857	12,498	11,957	12,620

Total liabilities	102,046	101,801	94,972	92,199	90,020
Total shareholders’ equity (c)	9,358	9,161	9,293	9,191	9,804

Total liabilities and shareholders’ equity	$111,404	$110,962	$104,265	$101,390	$99,824

(a) Amortized cost	$12,417	$10,821	$11,007	$11,370	$10,754
(b) Market values	353	355	346	346	347
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	1,300,000	1,300,000	1,300,000	1,300,000	1,300,000
Outstanding, excluding treasury	532,106	532,672	532,627	535,697	550,077
Treasury	51,321	51,516	50,800	47,730	33,350

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

$ in millions

(unaudited)

	For the Three Months Ended
	March 2008	March 2007
Total shareholders’ equity, beginning	$9,161	$10,022
Net income	292	359
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	96	14
Qualifying cash flow hedges	39	1
Change in accumulated other comprehensive income related to employee benefit plans	2	1

Comprehensive income	429	375
Cash dividends declared:
Common stock	(234)	(231)
Preferred stock (a)	—	—
Stock-based awards exercised, including treasury shares issued	2	18
Stock-based compensation expense	12	17
Loans repaid (issued) related to exercise of stock-based awards, net	(2)	2
Change in corporate tax benefit related to stock-based compensation	(10)	(5)
Shares acquired for treasury	—	(280)
Impact of cumulative effect of change in accounting principle (b)	—	(98)
Other	—	(16)

Total shareholders’ equity, ending	$9,358	$9,804

(a)	Dividends on preferred stock are $.185 million for all quarters presented

(b)	2007 includes $96 million impact due to the adoption of FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction” on January 1, 2007 and $2 million impact due to the adoption of FIN No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109” on January 1, 2007.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	March 2008	December 2007	March 2007	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$26,617	$24,526	$20,908	9%	27%
Commercial mortgage loans	12,052	11,588	10,566	4%	14%
Commercial construction loans	5,577	5,544	6,014	1%	(7%)
Commercial leases	3,723	3,692	3,661	1%	2%
Residential mortgage loans	11,699	11,181	10,166	5%	15%
Home equity	11,846	11,843	12,072	—	(2%)
Automobile loans	10,542	11,158	10,230	(6%)	3%
Credit card	1,660	1,461	1,021	14%	63%
Other consumer loans and leases	1,196	1,179	1,222	1%	(2%)
Taxable securities	11,560	11,360	10,951	2%	6%
Tax exempt securities	403	464	534	(13%)	(25%)
Other short-term investments	634	682	225	(7%)	182%

Total interest-earning assets	97,509	94,678	87,570	3%	11%
Cash and due from banks	2,236	2,424	2,251	(8%)	(1%)
Other assets	12,477	11,444	10,140	9%	23%
Allowance for loan and lease losses	(931)	(819)	(769)	14%	21%

Total assets	$111,291	$107,727	$99,192	3%	12%

Liabilities
Interest-bearing liabilities:
Interest checking	$14,836	$14,394	$15,509	3%	(4%)
Savings	16,075	15,616	13,689	3%	17%
Money market	6,896	6,363	6,377	8%	8%
Foreign office	2,443	2,249	1,343	9%	82%
Other time	10,884	11,011	11,037	(1%)	(1%)
Certificates - $100,000 and over	5,835	6,613	6,682	(12%)	(13%)
Other foreign office	3,861	2,464	364	57%	960%
Federal funds purchased	5,258	4,189	2,505	26%	110%
Other short-term borrowings	4,937	4,890	2,400	1%	106%
Long-term debt	13,328	13,188	12,242	1%	9%

Total interest-bearing liabilities	84,353	80,977	72,148	4%	17%
Demand deposits	13,208	13,345	13,185	(1%)	—
Other liabilities	4,351	3,959	3,889	10%	12%

Total liabilities	101,912	98,281	89,222	4%	14%
Shareholders’ equity	9,379	9,446	9,970	(1%)	(6%)

Total liabilities and shareholders’ equity	$111,291	$107,727	$99,192	3%	12%

Yield Analysis
Interest-earning assets:
Commercial loans	5.99%	6.99%	7.50%
Commercial mortgage loans	6.28%	7.00%	7.31%
Commercial construction loans	5.64%	6.75%	7.74%
Commercial leases	4.30%	4.26%	4.34%
Residential mortgage loans	6.14%	6.10%	6.17%
Home equity	6.46%	7.20%	7.69%
Automobile loans	6.41%	6.41%	6.17%
Credit card	9.15%	9.31%	12.17%
Other consumer loans and leases	5.52%	5.56%	5.10%

Total loans and leases	6.13%	6.70%	7.04%
Taxable securities	5.13%	5.29%	5.06%
Tax exempt securities	7.31%	7.20%	7.40%
Other short-term investments	3.08%	4.30%	5.71%

Total interest-earning assets	5.99%	6.52%	6.79%
Interest-bearing liabilities:
Interest checking	1.44%	1.91%	2.31%
Savings	1.81%	2.69%	3.27%
Money market	2.74%	3.80%	4.46%
Foreign office	2.48%	3.74%	4.32%
Other time	4.30%	4.53%	4.59%
Certificates - $100,000 and over	4.44%	4.88%	5.17%
Other foreign office	3.22%	4.57%	5.31%
Federal funds purchased	3.26%	4.55%	5.30%
Other short-term borrowings	3.02%	4.19%	4.37%
Long-term debt	4.48%	5.36%	5.54%

Total interest-bearing liabilities	2.99%	3.78%	4.07%
Ratios:
Net interest margin (taxable equivalent)	3.41%	3.29%	3.44%
Net interest rate spread (taxable equivalent)	3.00%	2.74%	2.72%
Interest-bearing liabilities to interest-earning assets	86.51%	85.53%	82.39%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Assets
Interest-earning assets:
Commercial loans	$26,617	$24,526	$22,345	$21,587	$20,908
Commercial mortgage loans	12,052	11,588	11,117	11,030	10,566
Commercial construction loans	5,577	5,544	5,499	5,595	6,014
Commercial leases	3,723	3,692	3,700	3,678	3,661
Residential mortgage loans	11,699	11,181	10,396	10,201	10,166
Home equity	11,846	11,843	11,752	11,886	12,072
Automobile loans	10,542	11,158	10,865	10,552	10,230
Credit card	1,660	1,461	1,366	1,248	1,021
Other consumer loans and leases	1,196	1,179	1,203	1,271	1,222
Taxable securities	11,560	11,360	11,180	11,030	10,951
Tax exempt securities	403	464	490	508	534
Other short-term investments	634	682	499	203	225

Total interest-earning assets	97,509	94,678	90,412	88,789	87,570
Cash and due from banks	2,236	2,424	2,189	2,235	2,251
Other assets	12,477	11,444	10,330	10,524	10,140
Allowance for loan and lease losses	(931)	(819)	(800)	(781)	(769)

Total assets	$111,291	$107,727	$102,131	$100,767	$99,192

Liabilities
Interest-bearing liabilities:
Interest checking	$14,836	$14,394	$14,334	$15,061	$15,509
Savings	16,075	15,616	15,390	14,620	13,689
Money market	6,896	6,363	6,247	6,244	6,377
Foreign office	2,443	2,249	1,808	1,637	1,343
Other time	10,884	11,011	10,290	10,780	11,037
Certificates - $100,000 and over	5,835	6,613	6,062	6,511	6,682
Other foreign office	3,861	2,464	1,981	732	364
Federal funds purchased	5,258	4,189	4,322	3,540	2,505
Other short-term borrowings	4,937	4,890	3,285	2,372	2,400
Long-term debt	13,328	13,188	12,351	12,238	12,242

Total interest-bearing liabilities	84,353	80,977	76,070	73,735	72,148
Demand deposits	13,208	13,345	13,143	13,370	13,185
Other liabilities	4,351	3,959	3,594	4,063	3,889

Total liabilities	101,912	98,281	92,807	91,168	89,222
Shareholders’ equity	9,379	9,446	9,324	9,599	9,970

Total liabilities and shareholders’ equity	$111,291	$107,727	$102,131	$100,767	$99,192

Yield Analysis
Interest-earning assets:
Commercial loans	5.99%	6.99%	7.45%	7.45%	7.50%
Commercial mortgage loans	6.28%	7.00%	7.31%	7.30%	7.31%
Commercial construction loans	5.64%	6.75%	7.55%	7.69%	7.74%
Commercial leases	4.30%	4.26%	4.23%	4.32%	4.34%
Residential mortgage loans	6.14%	6.10%	6.12%	6.12%	6.17%
Home equity	6.46%	7.20%	7.63%	7.66%	7.69%
Automobile loans	6.41%	6.41%	6.34%	6.25%	6.17%
Credit card	9.15%	9.31%	10.03%	10.62%	12.17%
Other consumer loans and leases	5.52%	5.56%	5.29%	5.48%	5.10%

Total loans and leases	6.13%	6.70%	6.99%	7.01%	7.04%
Taxable securities	5.13%	5.29%	5.00%	4.98%	5.06%
Tax exempt securities	7.31%	7.20%	7.17%	7.38%	7.40%
Other short-term investments	3.08%	4.30%	4.93%	5.18%	5.71%

Total interest-earning assets	5.99%	6.52%	6.73%	6.75%	6.79%
Interest-bearing liabilities:
Interest checking	1.44%	1.91%	2.14%	2.21%	2.31%
Savings	1.81%	2.69%	3.15%	3.23%	3.27%
Money market	2.74%	3.80%	4.35%	4.44%	4.46%
Foreign office	2.48%	3.74%	4.33%	4.38%	4.32%
Other time	4.30%	4.53%	4.61%	4.63%	4.59%
Certificates - $100,000 and over	4.44%	4.88%	5.11%	5.12%	5.17%
Other foreign office	3.22%	4.57%	5.12%	5.31%	5.31%
Federal funds purchased	3.26%	4.55%	5.15%	5.31%	5.30%
Other short-term borrowings	3.02%	4.19%	4.50%	4.31%	4.37%
Long-term debt	4.48%	5.36%	5.47%	5.65%	5.54%

Total interest-bearing liabilities	2.99%	3.78%	4.04%	4.08%	4.07%
Ratios:
Net interest margin (taxable equivalent)	3.41%	3.29%	3.34%	3.37%	3.44%
Net interest rate spread (taxable equivalent)	3.00%	2.74%	2.69%	2.67%	2.72%
Interest-bearing liabilities to interest-earning assets	86.51%	85.53%	84.14%	83.05%	82.39%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Average Loans and Leases
Commercial:
Commercial loans	$25,367	$23,650	$22,183	$21,584	$20,908
Commercial mortgage loans	12,016	11,497	11,041	11,008	10,566
Commercial construction loans	5,577	5,544	5,499	5,595	6,014
Commercial leases	3,723	3,692	3,698	3,673	3,658

Subtotal - commercial	46,683	44,383	42,421	41,860	41,146
Consumer:
Residential mortgage loans	10,395	9,943	8,765	8,490	8,830
Home equity	11,846	11,843	11,752	11,881	12,062
Automobile loans	9,278	9,445	10,853	10,552	10,230
Credit card	1,660	1,461	1,366	1,248	1,021
Other consumer loans and leases	1,083	1,099	1,138	1,174	1,127

Subtotal - consumer	34,262	33,791	33,874	33,345	33,270

Total average loans and leases (excluding held for sale)	$80,945	$78,174	$76,295	$75,205	$74,416

Average loans held for sale	3,967	3,998	1,950	1,843	1,445
End of Period Loans and Leases
Commercial:
Commercial loans	$26,590	$24,813	$22,649	$22,152	$21,479
Commercial mortgage loans	12,155	11,862	11,090	11,044	10,906
Commercial construction loans	5,592	5,561	5,463	5,469	5,688
Commercial leases	3,727	3,737	3,710	3,697	3,687

Subtotal- commercial	48,064	45,973	42,912	42,362	41,760
Consumer:
Residential mortgage loans	9,873	10,540	9,057	8,477	8,484
Home equity	11,803	11,874	11,737	11,780	11,926
Automobile loans	8,394	9,201	10,006	10,714	10,400
Credit card	1,686	1,591	1,460	1,263	1,111
Other consumer loans and leases	1,066	1,074	1,082	1,113	1,140

Subtotal- consumer	32,822	34,280	33,342	33,347	33,061

Total portfolio loans and leases	$80,886	$80,253	$76,254	$75,709	$74,821

Loans held for sale	2,573	4,329	2,761	1,708	1,382
Operating lease equipment	317	353	283	209	212
Loans and Leases Serviced for Others (a):
Commercial loans	3,429	3,441	3,481	3,862	3,951
Commercial mortgage loans	250	260	203	202	621
Commercial construction loans	257	231	211	171	184
Commercial leases	182	179	174	218	247
Residential mortgage loans	36,487	34,475	33,109	31,538	30,253
Home equity	279	289	304	326	348
Automobile loans	2,619	—	—	88	115
Credit card	19	20	21	112	21
Other consumer loans and leases	20	17	17	8	11

Total loans and leases serviced for others	43,542	38,912	37,520	36,525	35,751

Total loans and leases serviced	$127,318	$123,847	$116,818	$114,151	$112,166

(a)	Fifth Third sells certain loans and leases and retains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	March 2008	December 2007	September 2007	June 2007	March 2007
Tier I capital:
Shareholders’ equity	$9,358	$9,161	$9,293	$9,191	$9,804
Goodwill and certain other intangibles	(2,632)	(2,590)	(2,299)	(2,318)	(2,328)
Unrealized (gains) losses	(23)	118	196	294	162
Qualifying trust preferred securities	2,302	2,303	1,390	815	815
Other	(6)	(68)	621	634	600

Total tier I capital	$8,999	$8,924	$9,201	$8,616	$9,053

Total risk-based capital:
Tier I capital	$8,999	$8,924	$9,201	$8,616	$9,053
Qualifying allowance for credit losses	1,327	1,051	926	901	885
Qualifying subordinated notes	2,884	1,758	1,697	1,646	1,696

Total risk-based capital	$13,210	$11,733	$11,824	$11,163	$11,634

Risk-weighted assets	$116,737	$115,529	$108,754	$105,950	$103,937
Ratios:
Average shareholders’ equity to average assets	8.43%	8.77%	9.13%	9.53%	10.05%
Regulatory capital:
Tier I capital	7.71%	7.72%	8.46%	8.13%	8.71%
Total risk-based capital	11.32%	10.16%	10.87%	10.54%	11.19%
Tier I leverage	8.29%	8.50%	9.23%	8.76%	9.36%

(a)	Current period regulatory capital data and ratios are estimated

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Average loans and leases (excluding held for sale):
Commercial loans	$25,367	$23,650	$22,183	$21,584	$20,908
Commercial mortgage loans	12,016	11,497	11,041	11,008	10,566
Commercial construction loans	5,577	5,544	5,499	5,595	6,014
Commercial leases	3,723	3,692	3,698	3,673	3,658
Residential mortgage loans	10,395	9,943	8,765	8,490	8,830
Home equity	11,846	11,843	11,752	11,881	12,062
Automobile loans	9,278	9,445	10,853	10,552	10,230
Credit card	1,660	1,461	1,366	1,248	1,021
Other consumer loans and leases	1,083	1,099	1,138	1,174	1,127

Total average loans and leases (excluding held for sale)	$80,945	$78,174	$76,295	$75,205	$74,416

Losses charged off:
Commercial loans	($39)	($50)	($24)	($29)	($19)
Commercial mortgage loans	(33)	(16)	(8)	(16)	(7)
Commercial construction loans	(72)	(12)	(5)	(7)	(6)
Commercial leases	—	—	—	—	(1)
Residential mortgage loans	(34)	(18)	(9)	(9)	(7)
Home equity	(42)	(35)	(29)	(22)	(19)
Automobile loans	(44)	(37)	(32)	(24)	(25)
Credit card	(21)	(17)	(14)	(12)	(11)
Other consumer loans and leases	(8)	(8)	(6)	(5)	(4)

Total losses	(293)	(193)	(127)	(124)	(99)
Recoveries of losses previously charged off:
Commercial loans	3	2	1	5	4
Commercial mortgage loans	—	1	—	—	—
Commercial construction loans	—	—	—	—	—
Commercial leases	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity	1	3	2	2	2
Automobile loans	9	7	7	9	9
Credit card	1	2	1	2	3
Other consumer loans and leases	3	4	1	4	10

Total recoveries	17	19	12	22	28
Net losses charged off:
Commercial loans	(36)	(48)	(23)	(24)	(15)
Commercial mortgage loans	(33)	(15)	(8)	(16)	(7)
Commercial construction loans	(72)	(12)	(5)	(7)	(6)
Commercial leases	—	—	—	—	(1)
Residential mortgage loans	(34)	(18)	(9)	(9)	(7)
Home equity	(41)	(32)	(27)	(20)	(17)
Automobile loans	(35)	(30)	(25)	(15)	(16)
Credit card	(20)	(15)	(13)	(10)	(8)
Other consumer loans and leases	(5)	(4)	(5)	(1)	6

Total net losses charged off	($276)	($174)	($115)	($102)	($71)

Net charge-off Ratios:
Commercial loans	0.57%	0.80%	0.41%	0.44%	0.29%
Commercial mortgage loans	1.10%	0.52%	0.26%	0.56%	0.26%
Commercial construction loans	5.20%	0.83%	0.35%	0.48%	0.37%
Commercial leases	—	(0.01%)	(0.01%)	0.02%	0.03%
Residential mortgage loans	1.33%	0.72%	0.41%	0.43%	0.32%
Home equity	1.39%	1.10%	0.94%	0.66%	0.56%
Automobile loans	1.52%	1.27%	0.91%	0.58%	0.61%
Credit card	4.78%	3.91%	3.59%	3.28%	3.28%
Other consumer loans and leases	1.78%	1.86%	1.99%	0.78%	(1.36%)

Total net charge-off ratio	1.37%	0.89%	0.60%	0.55%	0.39%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	March 2008	December 2007	September 2007	June 2007	March 2007
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$937	$827	$803	$784	$771
Total net losses charged off	(276)	(174)	(115)	(102)	(71)
Provision for loan and lease losses	544	284	139	121	84

Allowance for loan and lease losses, ending	$1,205	$937	$827	$803	$784
Reserve for unfunded commitments, beginning	$95	$79	$77	$79	$76
Provision for unfunded commitments	8	13	2	(2)	3
Acquisitions	—	3	—	—	—

Reserve for unfunded commitments, ending	$103	$95	$79	$77	$79

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,205	$937	$827	$803	$784
Reserve for unfunded commitments	103	95	79	77	79

Total allowance for credit losses	$1,308	$1,032	$906	$880	$863

Nonperforming Assets and Delinquent Loans
Nonaccrual loans and leases (a)	$1,388	$893	$569	$406	$390
Other assets, including other real estate owned	204	171	137	122	104

Total nonperforming assets	$1,592	$1,064	$706	$528	$494

Ninety days past due loans and leases (b)	$539	$491	$360	$302	$243

Ratios
Net losses charged off as a percent of average loans and leases	1.37%	0.89%	0.60%	0.55%	0.39%
Allowance for loan and lease losses as a percent of loans and leases	1.49%	1.17%	1.08%	1.06%	1.05%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	1.96%	1.32%	0.92%	0.70%	0.66%

(a)	Includes $211 million of residential mortgage loans and $172 million of consumer debt restructurings as of March 31, 2008.

(b)	Includes $192 million of residential mortgage loans as of March 31, 2008.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended March 31, 2008	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	Other/ Eliminations	Total
Net interest income (a)	$358	384	117	45	1	(79)	826
Provision for loan and lease losses	(125)	(64)	(77)	(6)	(3)	(269)	(544)

Net interest income after provision for loan and lease losses	233	320	40	39	(2)	(348)	282
Total noninterest income	160	191	112	102	198	109	872
Total noninterest expense	(222)	(298)	(90)	(95)	(136)	126	(715)

Net income before taxes	171	213	62	46	60	(113)	439
Applicable income taxes (a)	(36)	(75)	(22)	(16)	(21)	23	(147)

Net Income	$135	138	40	30	39	(90)	292

For the three months ended December 31, 2007	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	Other/ Eliminations	Total
Net interest income (a)	$335	383	105	40	(3)	(75)	785
Provision for loan and lease losses	(57)	(58)	(54)	(3)	(2)	(110)	(284)

Net interest income after provision for loan and lease losses	278	325	51	37	(5)	(185)	501
Total noninterest income	161	208	42	100	202	(204)	509
Total noninterest expense	(211)	(294)	(65)	(97)	(135)	(138)	(940)

Net income before taxes	228	239	28	40	62	(527)	70
Applicable income taxes (a)	(57)	(84)	(10)	(14)	(22)	133	(54)

Net Income	$171	155	18	26	40	(394)	16

For the three months ended September 30, 2007	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	Other/ Eliminations	Total
Net interest income (a)	$330	374	97	39	(3)	(77)	760
Provision for loan and lease losses	(22)	(44)	(39)	(5)	(3)	(26)	(139)

Net interest income after provision for loan and lease losses	308	330	58	34	(6)	(103)	621
Total noninterest income	135	203	46	102	190	5	681
Total noninterest expense	(193)	(278)	(61)	(96)	(124)	(101)	(853)

Net income before taxes	250	255	43	40	60	(199)	449
Applicable income taxes (a)	(68)	(90)	(15)	(14)	(21)	84	(124)

Net Income	$182	165	28	26	39	(115)	325

For the three months ended June 30, 2007	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	Other/ Eliminations	Total
Net interest income (a)	$325	362	99	38	(1)	(78)	745
Provision for loan and lease losses	(31)	(38)	(27)	(2)	(3)	(20)	(121)

Net interest income after provision for loan and lease losses	294	324	72	36	(4)	(98)	624
Total noninterest income	132	195	57	104	182	(1)	669
Total noninterest expense	(194)	(279)	(64)	(103)	(118)	(7)	(765)

Net income before taxes	232	240	65	37	60	(106)	528
Applicable income taxes (a)	(56)	(85)	(23)	(13)	(21)	46	(152)

Net Income	$176	155	42	24	39	(60)	376

For the three months ended March 31, 2007	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Processing Solutions	Other/ Eliminations	Total
Net interest income (a)	$320	345	102	36	—	(61)	742
Provision for loan and lease losses	(17)	(22)	(26)	(3)	(2)	(14)	(84)

Net interest income after provision for loan and lease losses	303	323	76	33	(2)	(75)	658
Total noninterest income	130	174	52	102	167	(17)	608
Total noninterest expense	(196)	(270)	(65)	(98)	(111)	(13)	(753)

Net income before taxes	237	227	63	37	54	(105)	513
Applicable income taxes (a)	(64)	(80)	(22)	(13)	(19)	44	(154)

Net Income	$173	147	41	24	35	(61)	359

(a)	Includes taxable equivalent adjustments of $6 million for all periods presented